Exhibit 10.1

LIMONEIRA COMPANY

TRANSACTION BONUS AGREEMENT

(Harold Edwards)

Limoneira Company, a Delaware corporation (the “Company”), has engaged in high-level strategic discussions regarding a potential transaction. The Company believes that your continued service is important to the business goals of the Company. In order to reward your contributions to the Company and to encourage your continued efforts towards the consummation of the Transaction (as defined in Section 4(b) below), the Company is offering you the opportunity to receive a transaction bonus (the “Transaction Bonus”) pursuant to the terms and conditions set forth in this Transaction Bonus Agreement (this “Agreement”), which is made effective as of August 22, 2024 (the “Effective Date”).

1.             Transaction Bonus Opportunity. Subject to Section 2 below, upon the date that the Transaction is consummated (the “Closing Date”), you will be eligible to receive a Transaction Bonus. In the event the price per share of Company stock for the Transaction is equal to $28.00 (the “Base Share Price”), then the Transaction Bonus will be equal to $3,750,000.00 (the “Base Transaction Bonus Amount”). For any increase in the share price above the Base Share Price, rounded to the nearest $0.25 increment, up to but not including $40.00 per share (“Target Share Price”), the Base Transaction Bonus Amount will be as set forth on Exhibit A. In the event the price per share is equal to the Target Share Price, then the Transaction Bonus will be equal to $5,250,000 (the “Target Transaction Bonus Amount”). Every $1.00 increase above the Target Share Price for the Transaction, the Target Transaction Bonus Amount will be increased by $62,500.00.

2.             Eligibility.

(a)             Eligibility. Except as otherwise provided in this Section 2, in order to be eligible to receive the Transaction Bonus, you must remain on payroll with the Company through the Closing Date. In the event you receive a Transaction Bonus, you will not be entitled to a Strategic Special Projects Bonus pursuant to the Retention Bonus Agreement, dated October 26, 2022, between the Company and you (the “Retention Bonus Agreement”). If, during the term of this Agreement, a Strategic Special Projects Bonus pursuant to the Retention Bonus Agreement is paid prior to the consummation of a Transaction, the amount of the Transaction Bonus payable pursuant to Section 1 above will be reduced by the amount of any Strategic Special Projects Bonus paid to you.

(b)             Termination of Employment. In the event that your employment with the Company is terminated by the Company without Cause and the Closing Date occurs within one hundred eighty (180) days following your separation from service, you shall continue to be eligible for the Transaction Bonus. If your employment with the Company is terminated (i) by the Company for Cause, (ii) by the Company without Cause and the Closing Date occurs after one hundred eighty (180) days following your separation from service, or (iii) by you for any reason prior to the Closing Date, your eligibility to receive the Transaction Bonus will be cancelled and forfeited in all respects.

(c)             Release. The payment of the Transaction Bonus shall be subject to and conditioned upon your delivery to the Company an executed copy of Exhibit B and the expiration of the 7-day revocation period without your revocation of Exhibit B.

(d)             In the event the Transaction is not consummated on or before December 31, 2027, this Agreement will be void ab initio and of no further force and effect, and you will not be entitled to receive the Transaction Bonus.

3.             Timing and Form of Payment. Subject to Section 2 above, the Transaction Bonus will be paid on the first regular payroll following the Closing Date (but not later than thirty (30) days following the Closing Date) in one lump sum. All payments under this Agreement will be treated for U.S. federal, state and local income tax purposes as a payment of compensation by the Company. The Company shall be authorized to deduct and withhold from any amounts payable under this Agreement as provided by applicable law. Any amount that is so deducted and withheld will be treated for all purposes of this Agreement as having been paid to you in respect of which such deduction and withholding was made.

4.             Definitions. As used in the Agreement, the following terms shall have the meanings set forth below:

(a)           “Cause,” as a reason for your termination of employment or service, shall have the meaning assigned such term in the employment, severance, or similar agreement, if any, between you and the Company. If you are not a party to an employment, severance, or similar agreement with the Company in which such term is defined, then “Cause” shall mean: (i)       an intentional act of fraud, embezzlement or theft in connection with your duties or in the course of Employee’s employment with the Company; (ii) intentional wrongful damage to property of the Company; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company; (iv) an act or omission resulting in conviction of a criminal offense (other than minor traffic offenses); or (v) intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty.

(b)           “Transaction” shall mean means the occurrence of any of the following:

(i)             the sale, lease, transfer, conveyance or other disposition, in one or a series of related transaction, of eighty percent (80.0%) or more of the assets of the Company to any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act); or

(ii)             any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company, including by way of merger, consolidation, or otherwise; or

(iii)             during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (the “Board”) (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, but excluding any director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) cease for any reason to constitute a majority of the Board, then in office.

(iv)             Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a “Transaction” hereunder if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company in substantially the same proportions of their ownership after the transaction.

5.             General Terms and Conditions.

(a)           Agreement Not a Contract of Employment or Service. This Agreement is not a contract of employment or service, and it may not be construed as conferring any legal rights for you to continue to be employed or remain in service with the Company. You will at all time remain an at-will employee with the Company.

(b)           Withholding. You will be required to satisfy, and the Company will have the right to withholding from any payments under this Agreement, the amount of any required tax withholdings pursuant to applicable, federal, state or local law.

(c)           Section 409A of the Code. Payments under this Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final treasury regulations and other legally binding guidance promulgated thereunder. This Agreement shall be construed and interpreted in accordance with such intent.

(d)           Federal Excise Tax Under Section 4999 of the Code.

i.             Excess Parachute Payments.   Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit you would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this Section 6(d), would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (A) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (B) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greatest amount of the Payments.  Any reduction in the Payments required by this Section 5(d) will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards. If two or more equity awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro rata basis.

ii.             Determination by Tax Firm.   The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations.  If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section 5(d).  The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section 5(d).  The Company and you shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination.  The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and you as soon as practicable following its engagement.  Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and you.

(e)           Entire Agreement. This Agreement sets forth the entire understanding between the Company and you regarding the subject matter hereof and supersedes all prior oral and written agreements and understandings. Except as set forth in Section 2(a) of this Agreement, this Agreement does not amend or supersede the Retention Bonus Agreement. For the avoidance of doubt, this Agreement does not amend or supersede the Change in Control Agreement, dated July 24, 2024, between the Company and you.

(f)           Successors. The obligations of the Company under this Agreement shall be binding legal obligations on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the Company’s assets, or a merger, consolidation or otherwise.

(g)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(h)          Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

(i)           Headings. The section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections and paragraphs.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date set forth above.

LIMONEIRA COMPANY

By:	/s/ Mark Palamountain
Name:	Mark Palamountain
Title:	Executive Vice President,
Chief Financial Officer, and Treasurer

EMPLOYEE

/s/ Harold Edwards
Name: Harold Edwards

Exhibit A

Transaction Bonus Amount Between Base Share Price and Target Share Price

Share Price	Transaction Bonus Amount
$28.00	$3,750,000
$28.25	$3,781,250
$28.50	$3,812,500
$28.75	$3,843,750
$29.00	$3,875,000
$29.25	$3,906,250
$29.50	$3,937,500
$29.75	$3,968,750
$30.00	$4,000,000
$30.25	$4,031,250
$30.50	$4,062,500
$30.75	$4,093,750
$31.00	$4,125,000
$31.25	$4,156,250
$31.50	$4,187,500
$31.75	$4,218,750
$32.00	$4,250,000
$32.25	$4,281,250
$32.50	$4,312,500
$32.75	$4,343,750
$33.00	$4,375,000
$33.25	$4,406,250
$33.50	$4,437,500
$33.75	$4,468,750
$34.00	$4,500,000
$34.25	$4,531,250
$34.50	$4,562,500
$34.75	$4,593,750
$35.00	$4,625,000
$35.25	$4,656,250
$35.50	$4,687,500
$35.75	$4,718,750
$36.00	$4,750,000
$36.25	$4,781,250
$36.50	$4,812,500
$36.75	$4,843,750
$37.00	$4,875,000
$37.25	$4,906,250
$37.50	$4,937,500
$37.75	$4,968,750
$38.00	$5,000,000
$38.25	$5,031,250
$38.50	$5,062,500
$38.75	$5,093,750
$39.00	$5,125,000
$39.25	$5,156,250
$39.50	$5,187,500
$39.75	$5,218,750
$40.00	$5,250,000

Exhibit B

General Release

General Release and Covenant Not to Sue. Subject to the last sentence hereof, Harold Edwards (the “Recipient”), in exchange for receipt of the Transaction Bonus and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on Recipient’s behalf and on behalf of all of Recipient’s successors and assigns, hereby fully, finally and forever releases and discharges Limoneira Company (the “Company”) and each of its parents, subsidiaries and affiliates, and each of its and their limited partners and members and managers, including, without limitation, each of their respective predecessors, successors, assigns, affiliated partnerships and companies, as well as its and their current and former shareholders, investors, directors, officers, employees, partners, members, trustees, attorneys, representatives, fiduciaries and/or agents, both individually and in their official capacities (collectively, the “Released Parties”) from, and covenants not to bring suit or otherwise institute legal proceedings against any Released Parties arising in whole or in part from, any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever, both past and present and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which Recipient or any of Recipient's heirs, executors, administrators or assigns, may have (“Claims”), including (without limitation) those Claims which arise in whole or in part in connection with Recipient's hiring and employment by the Company, be they common law or statutory, legal or equitable, in contract or tort, and specifically including the Age Discrimination in Employment Act, as amended (the “ADEA”), the Family and Medical Leave Act, and all other federal, state or local laws, statutes, regulations or ordinances (the “Release”). It is the intention of Recipient in executing this General Release that the Release will be effective as a bar to each and every claim, demand, and cause of action mentioned or implied in this General Release. Recipient understands that Recipient may later discover claims or facts that may be different than, or in addition to, those which Recipient now knows or believes to exist with regards to the subject matter of this Release and which, if known at the time of executing this Release, may have materially affected this Release or Recipient's decision to enter into it.

You understand and expressly agree that this Agreement extends to all claims of every nature and kind whatsoever, known and unknown, suspected or unsuspected, past or present, which you have or may have against the Company and Released Parties, and you hereby knowingly waive any and all rights and protections under Section 1542 of the California Civil Code, which states:

1542. GENERAL RELEASE - CLAIMS EXTINGUISHED.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You agree that this waiver is an essential and material term of this Agreement, without which this document would not have been executed. For all purposes of this Agreement, the term “creditor” as used and referred to in Section 1542 of the California Civil Code means and includes you.

Recipient understands the significance of Recipient's release of unknown claims and Recipient's waiver of statutory protection against a release of unknown claims. Notwithstanding the foregoing, Recipient acknowledges that Recipient is not waiving and is not being required to waive any right that cannot be waived under law. Nothing contained in this General Release limits Recipient's ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this General Release limits Recipient's ability to communicate with any Government Agency, exercise any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Recipient's ability to provide documents or other information, without notice to the Company, nor does anything contained in this General Release apply to truthful testimony in litigation. If Recipient files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Recipient's behalf, or if any other third party pursues any claim on Recipient's behalf, Recipient waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this General Release limits any right Recipient may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

Consideration of Agreement by Recipient.

(a)             The Company hereby advises Recipient and Recipient acknowledges that Recipient has been so advised, to consult with an attorney before executing this Release.

(b)             Recipient acknowledges that, before entering into this Release, Recipient had twenty-one (21) calendar days after receipt of this Release (the “Consideration Period”) to consider this Release before signing it. Recipient and the Company agree that no changes to this Release will re-start the Consideration Period. If Recipient signs this Release, the date on which (s)he signs the Release shall be the “Execution Date.” In the event Recipient executes and returns this Release prior to the end of the Consideration Period, (s)he acknowledges that his decision to do so was voluntary and that he had the opportunity to consider this Release for the entire Consideration Period.

(c)             The parties agree that this Release will not become effective until seven (7) calendar days after the Execution Date and that Recipient may, within seven (7) calendar days after the Execution Date, revoke the Release in its entirety by providing written notice to the Company’s Chief Executive Officer. If written notice of revocation is not received by the Company by the 8th day after the execution of this Release, this Release will become effective and enforceable on that day (the “Effective Date”).

*         *         *         *         *

Recipient represents and agrees that (s)he has fully read and understands the meaning of this Release and is voluntarily entering into this Release with the intention of giving up all claims against the Company and Releasees.

Acknowledged and Agreed:

Harold Edwards

Dated: